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                                                                  EXHIBIT (c)(8)



                              GRUMMAN CORPORATION
                AMENDED AND RESTATED SUPPLEMENTAL RETIREMENT PLAN
                                     (SRP)


I.  Purpose of Plan.

             This Supplemental Retirement Plan (the "Plan") is intended to be an unfunded plan, for purposes of ERISA (as hereinafter defined), maintained by Grumman Corporation (the "Company") for the purpose of providing deferred compensation for a select group of highly compensated and/or management employees of the Company and its divisions, groups, and subsidiaries. As such, its purpose is to provide a means to supplement the retirement benefits of certain employees who are or were participating in the Grumman Corporation Pension Plan (the "Pension Plan") and who retire on or after January 1, 1983. Payments under the Plan shall not commence prior to January 1, 1984.

II. Definitions.

             Unless the context requires otherwise, all terms used herein (other than the terms that are defined herein) shall have the meaning set forth in Article I of the Pension Plan.

             (a) "Committee" means the Compensation Committee of the Board of Directors of the Company.

             (b) "Death Benefit" means the annual benefit payable to the SRP Beneficiary of a Participant who dies prior to SRP Retirement as determined pursuant to Article VI, or who dies after the Plan is terminated as determined pursuant to Article IX, whichever is applicable.

             (c) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

             (d) "Final Base Compensation" means a Participant's annual rate of pay in effect immediately preceding his termination of employment or, if the Plan is terminated pursuant to Article IX, immediately preceding such termination, excluding any remuneration in the form of bonus, special pay or pay for overtime. Final Base Compensation shall not include any increase in annual rate of pay after a Participant attains his Normal Retirement Date, except that the Final Base Compensation of a Participant who attained his Normal
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Retirement Date on or before January 1, 1984 is his annual rate of pay in effect on January 1, 1984.

             (e) "Final Total Compensation" means a Participant's Final Base Compensation plus one-third (1/3) of the sum of the three highest annual bonuses received by him from the Company during or before the year he attains his Normal Retirement Date, unless he attains his Normal Retirement Date in 1984 or earlier, in which event the last bonus used for purposes of this calculation shall be the annual bonus received in 1984.

             (f) "Participant" means an employee of the Company or its divisions, groups and subsidiaries who has become eligible to participate in this Plan pursuant to Article IV.

             (g) "SRP Beneficiary" means any beneficiary designated in writing by a Participant from time to time, provided such writing is filed by him with the Committee. If no designated SRP Beneficiary survives a Participant, his surviving spouse shall be his SRP Beneficiary and, if no spouse survives him, his estate shall be his SRP Beneficiary.

             (h) "SRP Pension" means the annual benefit payable to a Participant as determined pursuant to Article V.

             (i)  "SRP Retirement" means

                  (i) a Participant's termination of employment on or after his sixtieth (60th) birthday provided he has completed ten (10) years of Continuous Service; or

                  (ii) if the Committee, in its sole discretion, so approves, a Participant's termination of employment on or after his fiftieth (50th) birthday provided he has completed twenty (20) years of Continuous Service, provided, however, that if such termination occurs on or after the occurrence of any Change in Control (as hereinafter defined), Committee approval shall automatically be deemed given, and such termination shall be treated as "SRP Retirement" for purposes of this Plan without the need for any action by the Committee.
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             For purposes of this Plan, a "Change of Control" shall mean the occurrence of any of the following events:

             (A) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries;

             (B) individuals who, as of February 17, 1994, constitute the Board of Directors of the Company (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of such Board, provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

             (C) approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the
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     corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

III.  Administration of the Plan.

             The Committee shall administer the Plan. The Committee shall review all questions arising in connection with the Plan, including its interpretation, and may adopt procedures rules, and employ and rely on such legal counsel, actuaries, accountants and agents as it may deem advisable to assist in the administration of the Plan. Interpretations and findings of the Committee shall be conclusive and binding on all persons.

             The Committee shall provide adequate notice in writing to any Participant, former Participant or SRP Beneficiary whose claim for a benefit under this Plan has been denied, setting forth the specific reasons for such denial, and written in a manner calculated to be understood by such Participant, former Participant, or SRP Beneficiary. A reasonable opportunity shall be afforded to any such Participant, former Participant or SRP Beneficiary for a full and fair review by the Committee of its decision denying the claim.

IV.   Participation in the Plan.

             The Committee, in it sole discretion, shall designate a select group of highly compensated and/or management employees of the Company and its divisions, groups and subsidiaries, who shall be eligible to participate in the Plan.

V.    Benefits Upon Retirement.

             (a) Except as provided in Article VIII and subject to the limitations in Article VII, upon his SRP Retirement, a Participant shall be entitled to receive an annual SRP Pension equal to thirty percent (30%) of his Final Base Compensation provided that such thirty percent (30%) multiplier shall be reduced by one percentage point (or fraction thereof) for each full year (or portion thereof) of his Continuous Service less than twenty-five (25). Employment past his Normal Retirement Date shall qualify as Continuous Service. If a SRP Pension commences to be paid prior to a Participant's sixtieth (60th)
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birthday, his SRP Pension shall be reduced to the special actuarial equivalent of the SRP Pension the Participant would have been entitled to receive had he retired at age 60 and payment of his SRP Pension commenced at that time. In computing such special actuarial equivalent, the Company shall utilize the appropriate factor for the Participant's actual age at retirement, as set out in Section 4.04 of the Pension Plan.

             In computing any special actuarial equivalent pursuant to this
Article V(a), values for ages at retirement which are not exact integral ages shall be determined by straight line interpolation between integral ages to the nearest month of age.

             An SRP Pension shall be payable each year for a total period of fifteen (15) years, in monthly installments. Each such installment shall be equal to one-twelfth (1/l2th) of the annual SRP Pension.

             (b) A Participant's SRP Pension will commence upon the first day of the first month next following the Participant's termination of employment. A Participant may, by written irrevocable election filed with the Compensation Committee not less than thirty (30) days prior to his SRP Retirement, and with the consent of the Compensation Committee, defer commencement of his SRP Pension to the first day of any month up to the month next following the Participant's sixtieth (60th) birthday, with the SRP Pension computed in accordance with the provisions of this Article V.

             (c) If a Participant dies after his SRP Pension has commenced, the remaining installments of his SRP Pension shall continue to be paid to his SRP Beneficiary. If a Participant dies after SRP Retirement, but prior to commencement of any SRP Pension payments by virtue of deferral, the SRP Pension shall be computed pursuant to the provisions of this Article V and paid to his SRP Beneficiary in the form provided herein.

VI.  Pre-Retirement Death Benefit.

             (a) If a Participant dies prior to his SRP Retirement, his SRP Beneficiary shall be entitled to receive each year, for a total of nine (9) years, an annual Death Benefit equal to twenty-five percent (25%) of his Final Base Compensation. Such Death Benefit shall be payable each year in equal monthly installments, commencing on the first day of the
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month next following the first anniversary of the Participant's death, with each such installment being equal to 1/12th of the annua1 Death Benefit.

             (b)  The Death Benefit shall not be subject to the limitations in
Article VII.

VII.  Limitation on SRP Pension.

             Notwithstanding any other provisions of this Plan, the annual SRP Pension payable under this Plan pursuant to Article V shall not exceed sixty percent (60%) of the Participant's Final Total Compensation reduced by the sum of:

             (a) the annual 100% joint and survivor option benefit payable to the Participant or his surviving spouse under the Pension Plan at the time of his SRP Retirement, regardless of whatever option form of benefit the Participant elects under the Pension Plan,

             (b) the annual benefit, if any, provided by the Company or by any other person controlling, controlled by, or under common control with, the Company, to the Participant or his beneficiary under any arrangement with him or for his benefit supplementing, similar to, or in lieu of benefits under the Pension Plan at the time of his SRP Retirement (excluding any benefits payable to the Participant or his beneficiary under the Company's Employee Investment Plan or deferred awards under the Management Incentive Plan), it being deemed that he shall have selected the 100% joint and survivor option, regardless of whatever option form of benefit the Participant elects under such plan,

             (c) the annual 100% joint and survivor option benefit, if any, payable to the Participant or his beneficiary under the Grumman Corporation Excess Benefit Plan at the time of his SRP Retirement, regardless of whatever option form of benefit the Participant elects under the Pension Plan, and

             (d) the amount of the annual Social Security benefit for which the Participant is eligible as of the later of the date of his termination of employment or the date on which he attains age sixty-two (62), provided, however, that, if his termination of employment occurs before he attains age sixty-two (62) no amount shall be offset under this Subsection (d) until the Participant attains age sixty-two (62) and the
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                                      -7-

amount then offset sha11 be equal to the amount of the Socia1 Security benefit he would have been entitled to receive had he continued in employment until age sixty-two (62) and his earnings continued at the same rate as his Final Total Compensation.

             If an SRP Pension is payable to a Participant's SRP Beneficiary pursuant to Article V, then for purposes of this Article VII, the amount of any offset shall be the amount that would have been offset if the Participant had not died and the SRP Pension was payable to the Participant.

             For purposes of computing any of the offsets required under paragraphs (a) through (d) above, if the Participant has no spouse, he shall be deemed to have a spouse whose age is the same as that of the Participant. The offsets required under paragraphs (a) through (c) above will be calculated as if paid as of SRP Retirement, even if not paid at that time.

VIII. Forfeiture.

             (a) If the Committee, in its sole discretion, so determines, no benefit shall be payable under this Plan in respect of a Participant

                  (i) whose termination of employment does not constitute SRP Retirement, or

                  (ii) who is convicted of a felony involving theft, fraud, embezzlement or other similar unlawful acts committed against the Company or against the Company's interests.

             With respect to clause (ii) above, if the Participant has already begun to receive SRP Pension Payments at the time of his conviction, he shall not thereafter be entitled to any further payments hereunder, if the Committee so determines.

             (b) If the Committee, in its sole discretion, so determines, an SRP Pension which has been approved by the Committee but deferred by the Participant with the consent of the Committee, or an SRP Pension which has commenced to be paid to a Participant, shall cease if the Participant within 1 year after his SRP Retirement has directly or indirectly owned, managed, operated, controlled, been employed by, participated in or been connected in any manner with the ownership,
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                                      -8-

management, operation or control of any business similar to in competition with the types of businesses conducted by the Company. Ownership of less than a one percent (1%) interest in a publicly traded company which is in a business similar to or competes with the Company shall not be considered as falling within the scope of the previous sentence and shall not, in and of itself, constitute grounds for the forfeiture of an SRP Pension pursuant to such sentence.

IX.  Amendment or Termination of Plan.

             (a) The Company reserves the right to amend the Plan at any time and from time to time; provided, however, that the Company may not amend the Plan in such a manner that a Participant or an SRP Beneficiary would receive a benefit hereunder which would be less than the benefit he would have received had the Plan been terminated immediately preceding the date the amendment was adopted.

             (b) Although it is expected that the Plan will continue indefinitely, the Company reserves the right to terminate the Plan at any time. Upon any termination of the Plan, the following provisions shall govern the Company's liability for benefits hereunder, anything in this Plan to the contrary notwithstanding:

                  (i) The Company shall continue to pay SRP Pensions to Participants who are receiving SRP Pensions as of the effective date of the Plan's termination and shall continue to pay Death Benefits to SRP Beneficiaries who are receiving Death Benefits as of such effective date, in each case in accordance with the terms of the Plan;

                  (ii)  If a Participant would have been entitled to receive an SRP Pension had he terminated employment on the day immediately preceding the effective date of the Plan's termination, he shall be entitled to receive, and the Company shall pay him, an SRP Pension based on his Continuous Service to the date of the Plan's termination, and calculated as if he had terminated employment on such day, but such SRP Pension shall not be payable until the Participant's actual termination of employment or, if later, at the request of the Participant and with the consent of the Committee, upon the Participant's attainment of age 60. If the consent of the Committee would have been required for the Participant's termination of
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                                      -9-

employment to constitute SRP Retirement, such consent shall be deemed to have been given.

                  (iii) Except as provided in clauses (i) and (ii) above, the Company shall have no liability to pay any SRP Pensions hereunder in the event of termination of this Plan.

                  (iv) If any Participant eligible to receive an SRP Pension pursuant to clause (ii) above dies before commencement of such SRP Pension (regardless of whether such death occurs prior to or after the Participant's termination of employment or prior to or after the termination of the Plan), his SRP Beneficiary shall receive a Death Benefit equal to twenty-five percent (25%) of the Participant's Final Base Compensation, such Death Benefit to be payable as provided in Article VI.

X.  Insurance Contracts.

             (a) The Company may, but shall not be required to purchase insurance contracts on the lives of Participants to provide for its obligations under this Plan.

             (b) In the event the Company elects to purchase insurance contracts on the lives of Participants as a means for making, offsetting or contributing to any benefit payment, in full or in part, which may become due and payable under this Plan, each Participant agrees to cooperate in the securing of life insurance on his life by furnishing such information and completing such documentation as the Company and the life insurance company may require, including the results and reports of previous Company and other insurance company physical examinations, taking such physical examinations as may be requested, and taking any other action which may be requested by the Company and the insurance company to obtain and maintain such insurance coverage. If a Participant does not cooperate in the securing and maintaining of such life insurance, the Company shall have no further obligation to such Participant under this Plan.

XI. Miscellaneous.

             (a) This Plan shall be construed, administered and enforced according to the laws of the State of New York except to the extent superseded by ERISA.
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             (b)  This Plan shall be binding upon the Company and its
successors and assigns.

             (c) All benefit payments hereunder shall be subject to all applicable taxes and tax withholdings.

             (d) Should any provision of this Plan in any way contravene the laws of any state or jurisdiction, such provision shall be deemed not to be a part of this Plan in that state or jurisdiction and the parties agree to remain bound by all remaining provisions.

             (e)  As used herein, he or his includes she or hers.

             (f) This Plan is intended to be unfunded for purposes of Title I of ERISA. All benefits payable hereunder are unsecured contractual obligations of the Company.

             (g) The Committee may, for administrative reasons, establish a grantor trust for the benefit of Participants in the Plan. The assets of such trust will be held separate and apart from other Company funds and shall be used exclusively for the purposes set forth in the applicable trust agreement, subject to the following conditions:

                  (i) the creation of such trust shall not cause the Plan to be other than "unfunded" for purposes of Title I of ERISA;

                 (ii) the Company shall be treated as the "grantor" of such trust for purposes of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code; and

                (iii) such trust agreement shall provide that, in the event of the Company's insolvency, the assets held in trust may be used to satisfy claims of the Company's general creditors, provided that the rights of such general creditors are enforceable under federal and state law.

             (h) Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to
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                                      -11-

garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

             (i) This Plan does not constitute a contract of employment between any Participant and the Company, and shall not be construed as limiting the Company's rights to terminate a Participant as freely and with the same effect as if this Plan was not in effect.